EXHIBIT 99.1

Heartland Payment Systems® Adds Payments Industry Veteran
Ian M. Drysdale as President - Network Solutions

PRINCETON, N.J. (July 13, 2012) - Heartland Payment Systems® (NYSE: HPY)), one of the nation's largest payments processors, today announced that it has hired Ian M. Drysdale as president - network solutions. In his new role, Mr. Drysdale will be responsible for Heartland's growth in retail, petroleum and ecommerce markets.

“Ian is a seasoned senior executive with more than 20 years of success in electronic payments, ecommerce and POS payments,” said Robert O. Carr, Heartland's chairman and chief executive officer. “His track record of recognizing and exploiting revenue generating opportunities based on customer needs, industry trends and competitive positioning will help ensure Heartland's future success as one of the country's leading payments processors.”

Prior to joining Heartland, Mr. Drysdale spent five years at WorldPay™ with his most recent position being senior vice president of product and industry relations. Prior to that, Mr. Drysdale held several executive positions of increasing responsibility during 12 years with First Data Corporation. He holds a Bachelor of Arts in political studies with a minor in business administration from Bishop's University (Canada) and a Master of Business Administration from Florida Atlantic University.

About Heartland Payment Systems
Heartland Payment Systems, Inc. (NYSE: HPY)), the sixth largest payments processor in the United States, delivers credit/debit/prepaid card processing, loyalty marketing programs, payroll and related business solutions to more than 250,000 business locations nationwide. A FORTUNE 1000 company, Heartland is the founding supporter of The Merchant Bill of Rights, (www.merchantbillofrights.org), a public advocacy initiative that educates merchants about fair credit and debit card processing practices. The company is also a leader in the development of end-to-end encryption technology designed to protect cardholder data, rendering it useless to cybercriminals. For more detailed information, visit www.HeartlandPaymentSystems.com or follow the company on Twitter @HeartlandHPY and Facebook at facebook.com/HeartlandHPY.

Forward-looking Statements
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including risks and additional factors that are described in the Company's Securities and Exchange Commission filings, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2011. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Heartland Payment Systems
Michael J. LaCosta
Director of Public Relations
1-888-798-3131, ex. 2245
michael.lacosta@e-hps.com